UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2007 and March 29, 2007

Medarex, Inc.

(Exact name of registrant as specified in its charter)

New Jersey	0-19312	22-2822175
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

707 State Road, Princeton, N.J.	08540-1437
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (609) 430-2880

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 23, 2007, the Compensation and Organization Committee of the Board of Directors (the “Compensation Committee”) of Medarex, Inc. (“Medarex”) approved the following discretionary bonuses for 2006 performance to the following executive officers: Nils Lonberg, Ph.D., Senior Vice President and Scientific Director, $206,000; Geoffrey M. Nichol, M.B.Ch.B., M.B.A., Senior Vice President, Product Development, $205,000; and Ronald A. Pepin, Ph.D., Senior Vice President, Business Development, $165,000. Each of these executive officers elected to defer a portion of his respective cash bonus pursuant to Medarex’s deferred compensation program, which deferral is reported in more detail in the Form 4 filed by each of these executive officers on February 27, 2007.

On March 29, 2007, the Compensation Committee approved the following salary increases, to be effective January 1, 2007, for the following executive officers:  Dr. Lonberg, $8,612 increase to an annual salary of $400,000; Dr. Nichol, $8,612 increase to an annual salary of $400,000; and Dr. Pepin, $7,712 increase to an annual salary of $355,000.

In addition, the Compensation Committee approved the following grants of stock options under the 2005 Equity Incentive Plan, such grants to occur on May 17, 2007, the date of Medarex’s 2007 Annual Shareholders’ Meeting:  Dr. Lonberg, 150,000 options; Dr. Nichol, 110,000 options; and Dr. Pepin, 70,000 options.  The stock options will have a ten-year term, and 25% of each grant vests at each anniversary date of the date of grant.  The exercise price will be the average of the high and low prices of Medarex’s common stock on May 17, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Medarex, Inc.

Date: April 4, 2007	/s/ CHRISTIAN S. SCHADE
Christian S. Schade
Senior Vice President and Chief Financial Officer